DESCRIPTION OF PRINCIPAL MUTUAL LIFE INSURANCE COMPANY'S ISSUANCE,
        TRANSFER AND REDEMPTION PROCEDURES FOR POLICIES PURSUANT TO RULE
          6e-3(T)(b)(12)(iii) UNDER THE INVESTMENT COMPANY ACT OF 1940

This document sets forth the information called for under Rule 6e-3(T)(b)(12)(iii) under the Investment Company Act of 1940 ("1940 Act"). The rule provides exemptions from sections 22(c), 22(d), 22(e) and 27(c)(1) of the 1940 Act, and Rule 22c-1 thereunder, for issuance (including face amount increase), transfer and redemption procedures under PrinFlex Variable Life, the flexible premium variable life insurance policy ("Policy") to the extent necessary to comply with other provisions of Rule 6e-3(T), state insurance law or established administrative procedures of Principal Mutual Life Insurance Company (the "Company"). To qualify for the exemptions, procedures must be reasonable, fair and not discriminatory to the interests of the affected contractholders and for all other holders of contracts of the same class or series funded by the Separate Account, and must be disclosed in the registration statement filed by the Separate Account.

Principal Mutual Life Insurance Company believes its procedures meet the requirements of Rule 6e-3(T)(b)(12)(iii), as described below.

1.   Purchases and Related Transactions

     Set out below is a summary of the major contract provisions and administrative procedures relating to "purchase" transactions. Because of the insurance nature of the contract, the procedures involved differ in certain significant respects from the purchase procedures for mutual funds and contractual plans.

     (a)  Application and Contract Issue

     To purchase a Policy, a completed application, including any required supplements, must be submitted to the Company through the agent or broker selling the Policy. The Company generally will not issue policies to insure persons over the age 85 for regularly underwritten Policies and age 70 for guaranteed issue, expanded non-medical and batch underwriting Policies. Applicants must furnish satisfactory evidence of insurability, and acceptance is subject to the Company's insurance underwriting guidelines and suitability rules and procedures. The Company reserves the right to reject any application or related premium if in the view of the Company, the Company's insurance underwriting guidelines and suitability rules and procedures are not satisfied. The minimum face amount for a Policy at issue is $50,000 ($25,000 for guaranteed issue, expanded non-medical and batch underwriting Policies). The Company reserves the right to revise its rules from time to time to specify either a higher or lower minimum face amount.

     The "Policy Date" is the date established if the Company determines to issue a Policy. Policy years and anniversaries will be determined from the Policy Date regardless of when a Policy is delivered. Each Policy also has an Effective Date. The Policy Date and the Effective Date will be the same unless (i) a backdated Policy Date is requested, (ii) the application was not accompanied by a payment in an amount equal to or greater than the minimum monthly premium, or (iii) additional premiums or application amendments are required. In such cases, the Effective Date will be the date on which the required premiums have been received at the Company's home office and any application amendments have been received, reviewed, and accepted in the Company's home office. The Company does not date Policies on the 29th, 30th or 31st day of any month of the year. Policies which would otherwise be dated on these days except for this rule, will be dated on the 28th of the month. The Policy Date is shown on the Policy's data pages.

     Upon specific written request of the applicant in the application and subject to the Company's approval, a Policy may be issued with a backdated Policy Date. The Policy Date may not be more than three months prior to the date of the application or such shorter backdating period as required by state law. Payment of the Minimum Required Premium is required for the period the Policy is backdated.

     If a payment in at least the required minimum initial premium amount is submitted with the completed application, then a conditional receipt is delivered to the applicant by the agent or broker selling the Policy, reflecting receipt of the initial payment and any interim conditional insurance coverage provided by the conditional receipt. No insurance under a Policy will take effect until actual physical delivery to and acceptance of a Policy by the applicant. If the proposed insured dies before actual physical delivery to and acceptance of a Policy by the applicant, there will be no coverage under the Policy and coverage will be determined solely under the terms of the conditional receipt, if any, given to the applicant.

     If the Company rejects an application or a policyowner chooses to cancel the Policy during the free look period, the Company will refund all amounts paid under the application or Policy. For Policies applied for in the state of California by policyowners over the age of 60, the Company will return accumulated value (also known as Policy Value) upon exercise of the free-look privilege. The postmark date on the envelope containing the Policy and the written request for cancellation shall determine whether such Policy has been submitted within the designated period. The refund will ordinarily be made within five business days after the Company receives the returned Policy. Consequently, during underwriting and the free look period, the Company bears the investment risk with respect to any amounts paid under the Policy (except with respect to Policies applied for in the state of California by policyowners over the age of 60). However, if the policyowner does not exercise the free look privilege, the Policy Value will reflect investment performance during the free look period.

     (b)  Payment of Premiums

     Premiums must be paid to the Company at its home office. There is no fixed schedule of premium payments on a Policy either as to the amount or timing of the payments, although a minimum premium is required during the first twenty-four Policy months (the "Minimum Required Premium"). Thereafter, the Policy will remain in force as long as the accumulated value, less any loans and unpaid loan interest, is sufficient to pay the Monthly Policy Charges imposed in connection with the Policy.

     A policyowner may determine, within the specified limits set forth below, a planned periodic premium schedule to fit the policyowner's insurance needs and financial abilities. Planned Periodic Premium schedules may provide for annual, semiannual, quarterly or monthly payments. A "pre-authorized withdrawal" allows the company to deduct premiums, on a monthly basis, from the policyowner's checking or other financial institution account. The Company will send premium reminder notices in accordance with planned periodic premium schedules to policyowners who are on annual, semi-annual or quarterly premium payment schedules. Premium payments may also be made by unscheduled premium payment made to the Company at its home office, or by payroll deduction where allowed by law and approved by the Company.

          (i)  Initial Premiums

          To apply for a Policy, a completed application, including any required supplements, must be submitted to the Company through the agent or broker selling the Policy. If interim coverage is desired, a payment in at least the required minimum initial premium amount must be submitted along with the completed application and any required supplements. The required minimum initial premium amount for any Policy (including a Policy issued on an application submitted without an accompanying payment) is equal to the minimum monthly premium shown on the Policy's data pages.

          (ii) Maximum Premiums

          In no event can the total of all premiums paid exceed the current maximum premium limitations required by the Internal Revenue Code in order to qualify the Policy as a life insurance contract. The premium limitations are imposed to assure favorable federal income tax treatment of the Policy and its death benefit. If at any time a premium is paid which would result in total premiums exceeding the current maximum premium limitation, the Company will only accept that portion of the premium which will make total premiums equal the maximum. Any part of the premium in excess of the maximum will be returned and no further premiums will be accepted until allowed by the current maximum premium limitations required by the Internal Revenue Code.

          (iii) Minimum Premium

          The current minimum annual planned periodic premium is $360. The Company reserves the right to change minimum annual planned periodic premium amounts. No premium payment may be less than $30. Premium payments less than the minimum amount will be returned to the policyowner.

          (iv) Evidence of Insurability

          If any premium payment would increase a Policy's death benefit by more than it increases the Policy Value, the Company reserves the right to refund the premium payment. Evidence of insurability under the Company's current underwriting guidelines then in effect may be required before acceptance of any such premium.

     (c)  Allocation of Premiums

     The initial premium payment, less the premium expense charge (the charge deducted from premium payments to cover a sales charge, state and local premium taxes and federal taxes), is allocated to the Money Market Division of the Separate Account at the end of the Valuation Period during which the Premium Payment is received. Any additional premium payments received prior to the Effective Date and during the first 20 days from the Effective Date, less premium expense charge, will be allocated to the Money Market Division at the end of the Valuation Period during which such premiums are received. On the 21st day after the Effective Date, Policy Value held in the Money Market Division is automatically transferred to the Divisions of the Separate Account or to the Fixed Account, or both, in accordance with the policyowner's direction for allocation of premium payments.

     For each Division and the Fixed Account, the allocation percentages must be zero or a whole number not less than ten nor greater than 100. The policyowner may change the allocation of future premium payments among the Divisions of the Separate Account and the Fixed Account by written request to the Company or by telephone as described below without payment of any fee or penalty. New allocation percentages will be effective as of the end of the Valuation Period in which the Company receives the policyowner's request in proper form.

     (d)  Monthly Policy Charge

     There is a Monthly Policy Charge from the Policy Value in the Divisions of the Separate Account and the Fixed Account equal to the cost of insurance plus the cost of additional benefits provided by rider plus the monthly administration charge and mortality and expense risks charge in effect on the "Monthly Date" (the day of the month which is the same as the day of the Policy Date).

     The cost of insurance charge is calculated on each Monthly Date. It is based on the sex (where allowed by law), issue age, duration since issue, smoking status and risk classification of the insured. Current monthly cost of insurance rates will be determined by the Company based on its expectations as to future mortality experience. Cost of insurance rates are guaranteed not to exceed the maximum charge based on the 1980 Smoker and Nonsmoker Commissioners Standard Ordinary Mortality Tables, age last birthday. Unisex rates will also be available for use in connection with employment-related insurance and benefit plans. The cost of insurance rate for a face amount increase is based on the insured's gender (where allowed by law), age at time of increase, duration since increase, smoking status and risk classification of the insured at the time of the increase.

     (e)  Change in Face Amount

     A policyowner may make a written request to increase the face amount of a Policy at any time, so long as the Policy is not in a grace period and premiums are not being waived under a rider. A policyowner may make a written request to decrease the face amount at any time on or after the second Policy anniversary so long as the Policy is not in a grace period and premiums are not being waived under a rider. Any written request for adjustment of face amount is subject to these additional conditions.

          (i) Any request for an increase in face amount must be applied for by a supplemental application and an adjustment application, signed by the policyowner and the insured, and shall be subject to evidence of insurability satisfactory to the Company under its underwriting guidelines then in effect. The minimum increase in face amount is $50,000. The age of the insured must be 85 or less at the time of the request.

          (ii) A request for a decrease in face amount must be applied for by an adjustment application, signed by the policyowner and the insured, and may not reduce the face amount of the Policy below $50,000.

          (iii) Any increase in face amount will be in a risk classification the Company determines.

          (iv) Any adjustment approved by the Company will become effective on the monthly date that coincides with or next follows the Company's approval of the request.

     If a payment in an amount equal to or greater than the conditional receipt premium deposit is submitted with the adjustment application, then a conditional receipt is given to the policyowner reflecting receipt of the payment and outlining any interim coverage provided by the conditional receipt. The adjustment conditional receipt premium deposit is that amount calculated by the Company and provided to the policyowner in connection with the policyowner's request for a face amount increase.

     Any payment submitted with a proposed face amount increase is held initially in the General Account without interest. If the Company approves the adjustment, then on the effective date of the adjustment the amount of the premium payment so held, less the Premium Expense Charge, is allocated among the Divisions and the Fixed Account in accordance with the policyowner's existing directions for allocation of premium payments. Net Premiums paid after an increase in face amount also are allocated among the Divisions and the Fixed Account in accordance with the policyowner's existing directions for allocation of premium payments.

     There is no free look period with respect to any face amount increase. Any increase in face amount will, however, carry its own exchange right, which will apply only to the increase in face amount, not the entire Policy. The exchange right may be exercised during the first 24 policy months following issuance of Policy data pages reflecting an increased face amount, but not while the Policy is in a grace period. On the date of exchange, a portion of the Policy Value attributable to the increase will be transferred to the fixed benefit policy. The portion of the Policy Value attributable to the increase in face amount is determined by use of the ratio of the face amount of the increase over the face amount of the Policy, determined at the adjustment date for the face amount increase. Premium payments made under the Policy after exercise of this exchange right will be credited only to the Policy.

     A new policy will be issued upon exercise of the exchange right which will require payment of its own premiums. A portion of any policy loan and loan interest may be required to be repaid prior to the exchange or transferred to the new policy.

     (f)  Reinstatement

     If the Policy lapses, the policyowner may reinstate the Policy subject to certain conditions.

     An application for reinstatement may be made any time within three years of lapse. (In some states, the Company is required by law to provide a longer period of time within which a Policy may be reinstated.) Satisfactory proof of insurability based upon the Company's current insurance underwriting guidelines is required. Payment of a reinstatement premium is also required.

     The reinstatement premium must be at least the greater of ((1) plus (2) divided by (3)) or ((4) minus (5)) where:

     1. Is the amount by which the Surrender Charge exceeds the Policy Value on the Monthly Date on or immediately preceding the start of the Grace Period;

     2.   Is three Monthly Policy Charges;

     3.   Is one minus the maximum Premium Expense Charge;

     4. Is the Minimum Required Premium due on the second Monthly Date following the beginning of the Grace Period; and

     5.   Is the sum of the premiums paid since the Policy Date.

     If a loan was outstanding at the time of lapse, the Company will require repayment or reinstatement of the loan and any unpaid loan interest before permitting reinstatement of the Policy. Loan interest will not be charged for the period of lapse. Reinstatement will be effective on the next
     Monthly Date following the Company's approval of the reinstatement application.

     The Policy Date of the Policy will remain the original policy date and will not be changed at reinstatement, although surrender charges for total surrender following reinstatement will resume at the rate charged at the time of the Policy's termination, as adjusted for the payment of past due premiums, if any.

     (g)  Repayment of Loan and Loan Interest

     A policy loan may be repaid in whole or in part at any time while the Policy is in force. The minimum loan repayment amount is $30 or the outstanding loan amount, if less. Loan repayments will be applied effective the date payment is received in the Home Office. If the policyowner does not designate a payment as a premium payment, or if the Company cannot identify it as a premium payment, the Company will apply payments received as loan repayments if a loan is outstanding. When a loan repayment is made, Policy Value securing the policy loan in the loan account equal to the loan repayment will be allocated among the Divisions of the Separate Account and the Fixed Account in the proportion currently designated by a policyowner for allocation of premium payments. Unless the Company is instructed otherwise, the balance of a payment not needed to repay a loan, less the Premium Expense Charge, will be applied to the Divisions of the Separate Account and the Fixed Account according to the premium allocation then in effect.

     (h)  Misstatements of Age or Sex

     If the age or sex of the insured has been misstated in an application, the death benefit under the Policy will be that which would be purchased by the most recent mortality charge at the correct age and sex.

2.   Redemptions and Related Transactions

     Set out below is a summary of the major contract provisions and administrative procedures relating to "redemption transactions". Because of the insurance nature of the contract, the procedures involved differ in certain significant respects from procedures for mutual funds and contractual plans.

     (a)  Total Surrender and Partial Surrenders

     So long as the Policy is in effect, a policyowner may elect to surrender the Policy and receive its net surrender value determined as of the date the Company receives the policyowner's written request.

     A policyowner may, after the second Policy Year and so long as a Policy is in effect, request a partial surrender from the net surrender value, but no more than two times per policy year. The minimum amount of a partial surrender is $500 and the maximum amount that may be surrendered in a Policy Year by partial surrender is 75% of the net surrender value as of the date of the first partial surrender. There is a transaction charge of the lesser of $25 or two percent of the amount surrendered for each partial surrender. A partial surrender will be processed effective the date written request is received in the home office of the Company.

     The Policy Value is reduced by the amount of the partial surrender plus the amount of the transaction charge. If the option 1 death benefit is in effect at the time of a partial surrender, then the Policy's face amount also is reduced by the amount of the partial surrender and the transaction charge. The minimum amount of a partial surrender is $500. Proceeds will ordinarily be paid within five business days from the date of receipt of a written request at the Company's home office.

     A  policyowner  may  designate  the amount of the partial  surrender  to be withdrawn from each of the Divisions and the Fixed Account. If no designation is made, the amount of the partial surrender and the transaction charge will be withdrawn in the same proportion as allocation instruction in effect for the Monthly Policy Charge

     During the first ten years of a Policy, a surrender charge will be assessed in connection with total surrender of a Policy. In addition, each face increase carries it own set of ten-year surrender charges, causing any total surrender made after an adjustment date to be subject to a composite surrender charge. Surrender charges following a Policy's reinstatement commence at the rate in effect at the time of the Policy's termination. A policyowner will never be assessed the surrender charge if total surrender or termination of the Policy does not occur within the first ten Policy years or ten years following an adjustment date.

     (b)  Benefit Claims

     As long as the Policy remains in force, the Company will, upon proof of the insured's death and receipt of all additional claim requirements, and pursuant to the terms of the Policy, pay the death proceeds to the named beneficiary in accordance with the designated death benefit option. The amount of the death benefit payable will be determined as of the date of death, or on the next following valuation date if the date of death is not a valuation date. Benefit claims will ordinarily be paid within five business days after all necessary claim requirements are received.

     Unless a settlement option is elected by the policyowner during the insured's lifetime or by the beneficiary following the insured's death, the proceeds will be paid in one lump sum. The Company will pay interest from the date of the insured's death to the date of payment or application under a benefit option at a rate determined by the Company, but not less than required by state law. The Company offers beneficiaries and policyowners a wide variety of settlement options.

     The Policy provides two death benefit options: Option 1 and Option 2. The policyowner designates the death benefit option in the application. Under Option 1 the death benefit is the greater of the Policy's current face amount or the Policy Value on the date of death multiplied by the applicable percentage as determined by the then effective tax corridor percentage table as shown in the Policy. The Option 2 death benefit is the Policy's current face amount plus its Policy Value on the date of death, but not less than the Policy Value on that date multiplied by the applicable percentage described above.

     The death proceeds,  determined as of the date of the insured's death, are:
     The death benefit described above, plus the proceeds from any benefit rider on the insured's life, less any unpaid loan principal and loan interest under the Policy, and less any overdue Monthly Policy Charges if the insured died during a grace period.

     The amount of the benefit payable at maturity is the Policy Value less any policy loans and non paid loan interest on the maturity date. This benefit will only be paid if the insured is living on the policy maturity date. The Policy will mature on the policy anniversary following the birthday on which the insured reaches age 95.

     (c)  Policy Loans

     As long as the Policy remains in force and the Policy has net surrender value, a policyowner may borrow money from the Company using the Policy as the only security for the loan. The maximum amount that may be borrowed is 90% of the net surrender value of the Policy as of the date a loan request is processed at the Company's home office. The minimum loan amount is $500.

     Proceeds of policy loans ordinarily will be disbursed within five business days from the date of written request for a loan at the Company's home office.

     When a policy loan is taken, a portion of the Policy Value equal to the amount of the loan will be transferred to the Loan Account from the Divisions and the Fixed Account in the proportions requested by the policyowner. The Loan Account is that part of the Policy Value that reflects the value transferred to the General Account from the Fixed Account, Separate Account, or both as collateral for a Policy Loan. A Policy's Loan Account is part of the Company's General Account. If no request for allocation of the loaned amount is made by the policyowner, the loan amount will be withdrawn from the Divisions and the Fixed Account in the same proportion as the allocation used for the most recent Monthly Policy Charge.

     Any loan interest that is due and unpaid will also be transferred in the same manner as described above for policy loans. During the first ten Policy Years, the Loan Account will earn interest at an annual rate six percent, and thereafter at an effective annual rate of 7.75 percent. On each Policy Anniversary, if there has been a loan repayment, this credited interest is transferred from the Loan Account to the Divisions of the Separate Account and the Fixed Account in the proportion currently designated by a policyowner for the allocation of premium payments.

     The Company will charge interest on any unpaid policy loan. Interest accrues daily at an effective annual interest rate of eight percent. Interest is due and payable at the end of each Policy Year. Any interest not paid when due is added to the loan principal and bears interest at the rate of eight percent. Adding unpaid interest to the loan principal will cause additional amounts to be withdrawn from the Divisions and the Fixed Account in the same manner as described above for loans.

     If on any Monthly Date the net surrender value is not sufficient to pay the Monthly Policy Charge, the 61-day grace period provision may apply (see
     Section 2(d) below, "Policy Termination and Grace Period"). Unpaid policy loans and loan interest reduce the net surrender value and may cause it to be less than the Monthly Policy Charge on a Monthly Date.

     Upon repayment, the Policy Value securing the repaid portion of the loan in the Loan Account will be transferred to the Divisions of the Separate Account and the Fixed Account, applying the same percentages currently in effect for the allocation of premium payments. Any unpaid policy loans and loan interest are subtracted from life insurance proceeds payable at the insured's death, from Policy Value upon total surrender, and from Policy Value payable at maturity. The claim of the Company for repayment of policy loans and unpaid loan interest has priority over the claims of any assignee, any beneficiary or any other person.

     (d)  Policy Termination and Grace Period

     Failure to make a planned periodic premium payment will not necessarily cause the Policy to terminate. A notice of impending policy termination will be sent if:

     1. Twenty-four months after the Policy Date or later, or at any time after a policy loan is taken, the net surrender value on any Monthly Date is less than the Monthly Policy Charge and, if the Policy has a death benefit guarantee rider, the death benefit guarantee premium requirement has not been satisfied.

     2. During the 24 months following the Policy Date, the sum of the premiums paid is less than the Minimum Required Premium on a Monthly Date.

     The Minimum Required Premium on a Monthly Date is equal to (1) times (2) where:

     1.   Is the minimum monthly premium shown on the data page; and

     2.   Is the number of completed months since the Policy Date.

     The grace period begins when the Company mails to the policyowner a notice of impending policy termination. This notice will be sent to the policyowner's last post office address known to the Company. It will show the minimum payment required to keep the Policy in force. It will also show the 61 day grace period during which such payment will be accepted.

     If the grace period begins because the sum of the premiums paid is less than the minimum required premium, the minimum payment is (1) minus (2) where:

     1. Is the Minimum Required Premium due on the second Monthly Date following the beginning of the grace period; and

     2.   Is the sum of the premiums paid since the Policy Date.

     If the grace period ends before the Company receives the minimum payment described above, the Company will pay to the policyowner any remaining value in the Policy which would be the excess of (1) over (2) where:

     1. Is the net surrender value on the Monthly Date on or immediately preceding the start of the grace period; and

     2.   Is the two Monthly Policy Charges applicable during the grace period.

     If the grace period begins because the Net Surrender Value is less than the current Monthly Policy Charge, the minimum payment is equal to (1) plus (2) divided by (3) where:

     1. Is the amount by which the Surrender Charge exceeds the Policy Value on the Monthly Date on or immediately preceding the start of the grace period;

     2.   Is three Monthly Policy Charges; and

     3.   Is 1 minus the maximum Premium Expense Charge.

     If the grace period ends before we receive this minimum payment, the Company will keep any remaining value in the policy.

     The Policy will continue in force through the grace period, but if the required payment is not received by the Company during the 61-day grace period, the Policy will terminate as of the Monthly Date on or immediately preceding the start of the grace period. If the insured dies during the grace period, the death benefit payable under the Policy will be reduced by the amount of all Monthly Policy Charges due and unpaid at the insured's death, as well as the amount of any unpaid policy loans and loan interest.

     (e)  Suicide

     The Policy does not cover the risk of suicide within two years from the Policy Date or two years from the date of any increase in face amount with respect to such increase, whether the insured is sane or insane. In the event of suicide within two years of the Policy Date, the only liability of the Company will be a refund of premiums paid, without interest, less any policy loans, any partial surrenders, and any surrender charges. In the event of suicide within two years of an increase in face amount, the only liability of the Company in respect to such increase in face amount will be a refund of the cost of insurance charges for such increase.

     (f)  Postponement of Payment

     Payment of any amount upon total or partial surrender, policy loan, or benefits payable at death or maturity and the right to transfer to and from an Investment Account may be postponed whenever:

          (i) The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission.

          (ii) The   Securities   and  Exchange   Commission  by  order  permits
               postponement for the protection of policyowners.

          (iii)An emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account assets.

3.   Transfers

     The policyowner may transfer amounts among the Divisions of the Separate Account and the Fixed Account on either an unscheduled or a scheduled basis.

     (a)  Transfers From Divisions of the Separate Account

     Unscheduled Transfers. Transfers of amounts from one Division to another or to the Fixed Account can be made by the policyowner. A transfer from a Division to the Fixed Account may not be made if a transfer from the Fixed Account to a Division has been made within the six-month period prior to the date of the requested transfer or if immediately after the transfer to the Fixed Account the policyowner's Fixed Account Value exceeds $1 million. The amount to be transferred may be stated as a dollar amount or as a percentage of the value of the Division from which the transfer is to be made. The amount transferred from each Division must equal or exceed the lesser of $100 or 100% of the policyowner's interest in the Division. Transfers may be completed by sending a Written Request to the Company at its home office, or by telephone as described below. (See "Service Available by Telephone.")

     All or part of the values in one or more Divisions may be transferred at one time. Transfers from a Division will be executed and values will be determined in connection with the transfers at the next computed Unit value after the Company receives the transfer request. There is currently no charge for the transfer but the Company reserves the right to impose charges (not to exceed $25 per transfer) on unscheduled transfers after the twelfth such transfer during a Policy Year. For this purpose, all transfers between and among Divisions and the Fixed Account will be treated as one transfer, if all the transfer requests are made at the same time as part of one request. The Company also reserves the right to reject transfer instructions provided by a person providing them for multiple contracts.

     Scheduled Transfers The policyowner may elect to have automatic transfers completed on a periodic basis from any Division. Scheduled transfers may be initiated from a Division only if the value of the Division equals or exceeds $2,500 when scheduled transfers begin. A policyowner may establish scheduled transfers by sending a Written Request to the Company at its home office or by telephone. (See "Service Available by Telephone.") Scheduled transfers will be completed on a monthly, quarterly, semiannual or annual basis beginning on the Monthly Date following the date the Company receives the request. The amount of the scheduled transfers (minimum of $100) will be the dollar amount or percentage of the value of the Division as of the later of the Policy Date or most recent Anniversary Date, as specified by the policyowner. Scheduled transfers will continue until the Policy Value in the Division from which such transfers are made is exhausted or until the policyowner notifies the Company to discontinue such transfers. The Company reserves the right to limit the number of Divisions from which transfers will be made simultaneously, but in no event will such limitation be less than two Divisions.

     (b)  Transfer From The Fixed Account

     Transfers from the Fixed Account have special limitations which are described below. A policyowner may not make both an unscheduled transfer and scheduled transfers from the Fixed Account during the same Policy Year.

     Unscheduled Transfer. An unscheduled transfer in an amount not to exceed 25% of the policyowner's Fixed Account value as of the later of the Policy Date or the last Anniversary, may be made each Policy Year during the 30-day period following the Policy Date or Anniversary. A transfer request must be made by the policyowner within such 30-day period. The minimum transfer amount is $100 (or, if less, the entire amount of the Fixed Account value).

     Scheduled Transfers. The policyowner may elect to have automatic transfers completed on a monthly basis from the Fixed Account to one or more Investment Accounts. Scheduled transfers are available from the Fixed Account only if the policyowner's Fixed Account value equals or exceeds $2,500 at the time scheduled transfers begin. (The Company reserves the right to change that amount but it will never exceed $10,000.) A policyowner may establish scheduled transfers by sending a Written Request to the Company at its home office or by telephone. (See "Service Available by Telephone".) Scheduled transfers will be completed on a monthly basis beginning on the Monthly Date following the date the Company receives the request. The amount of the monthly transfers (minimum $50) will be the dollar amount specified by the policyowner or, if elected by the policyowner, a percentage of the Fixed Account Value as of the later of the Policy Date or most recent Anniversary Date, or if requested by the policyowner, the date the Company receives the request. In no event shall the monthly amount be more than 2% of the Fixed Account Value as of the applicable date, as specified by the policyowner. Scheduled monthly transfers will continue until the Fixed Account value is exhausted or until the policyowner notifies the Company to discontinue the scheduled transfers. If the policyowner discontinues the scheduled transfers, these transfers may not begin again until six months after the date of the last scheduled transfer.

4.   Service Available by Telephone

     Unless telephone transaction services are declined on the supplemental application for a Policy, or at any subsequent time the policyowner notifies the Company in writing to remove telephone transaction services, certain transactions, including transfers permitted by the Policy, Policy loans (Policy loan proceeds will be mailed only to the policyowner's address of record), changes in the allocation of future premium payments and changes in allocation of the Monthly Policy Charge, may be made pursuant to telephone instructions. The telephone transactions may be exercised by telephoning 1-800-852-4450. Telephone transfer requests must be received by the close of the New York Stock Exchange on a day when the Company is open for business to be effective that day. Requests made after that time or on a day when the Company is not open for business will be effective the next Business Day. Although neither the Separate Account nor the Company is responsible for the authenticity of telephone transaction requests, the right is reserved to refuse to accept telephone requests when the opinion of the Company it seems prudent to do so. The policyowner bears the risk of loss caused by fraudulent telephone instructions the Company reasonably believes to be genuine. The Company will employ reasonable procedures to assure telephone instructions are genuine and if such procedures are not followed, the Company may be liable for losses due to unauthorized or fraudulent transactions. Such procedures include recording all telephone instructions, requesting personal identification information such as the caller's name, daytime telephone number, social security number and/or birthday and sending a written confirmation of the transaction to the policyowner's address of record. Policyowners may obtain additional information and assistance by telephoning the toll free number. The Company may modify or terminate telephone transfer procedures at any time.

5. Right to Exchange Policy and Adjustment Computation Required by Rule 6e-3(T)(b)(13)(v)(B)

     Once during the first 24 policy months following the Effective Date (except at any time a Policy is in the grace period) the policyowner may exchange the Policy for any other form of fixed benefit individual life insurance policy (other than term insurance) currently made available by the Company for this purpose on the insured's life. Such request must be postmarked or delivered to the home office of the Company before the expiration of 24 months after the Effective Date.

     The new policy will provide for either the same death benefit or the same amount at risk as the Policy did at the time of conversion, at the option of the policyowner. Premiums for the new policy will be based on the same gender, issue age, duration since issue, smoking status and risk classification of the insured under the Policy. An equitable adjustment in the new policy's payments and cash or accumulated values will be made to reflect variances, if any, in the payments and accumulated values under the Policy and the new conversion policy. Minimum benefits of the new policy will be fixed and guaranteed and the new policy will not participate in the experience of the Separate Account. Policy values will be determined as of the date written request for exchange is received at the Company's home office. Evidence of insurability will not be required. No charge will be imposed on transfers resulting from the exercise of this exchange privilege; however, any unpaid policy loans and loan interest must be repaid prior to the exchange or transferred to the new conversion Policy. The exchange will be effective upon proper receipt by the Company of the written request and return of the Policy. The new conversion policy will have the same policy date as the Policy. The exchange will be subject to any applicable tax consequences related to such an exchange.

     The policyowner may also exchange the Policy for a fixed-benefit, flexible premium policy in the event the Company eliminates or combines existing Divisions, or transfers assets in one Division to another. The policyowner may exercise this right until the later of 60 days after the effective date of such change or the date the policyowner receives notice of this right. The death benefit will be the death benefit of the Policy on the date of exchange.

6.   Statement of Value

     Each year a statement will be sent to the policyowner which shows the following:

     1.   the current death benefit;

     2.   the current Policy Value and surrender value;

     3.   all premiums paid since the last statement;

     4.   all charges since the last statement;

     5.   any Policy loans and loan interest;

     6.   any partial surrenders since the last statement;

     7.   the number of units and unit value; and

     8.   the total value of each of the policyowner's investment accounts;

     9.   any investment gain or loss since the last statement;

     10.  the designated beneficiary or beneficiaries;

     11.  all riders included with the Policy; and

     12.  a detailed summary of activity which occurred during the Policy Year.

The Company will also send the policyowner the reports required by the Investment Company Act of 1940.